Exhibit 99.1

Garmin Reports Record Third Quarter,

Updates 2005 Guidance

CAYMAN ISLANDS, October 26, 2005/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN - news) today announced a record third quarter ended September 24, 2005. The company’s consumer segment experienced 31 percent revenue growth during the third quarter of 2005. The aviation segment achieved 26 percent revenue growth for the quarter, which led to overall revenue growth of 30 percent for the quarter.

“We are pleased with the results during the third quarter. Our StreetPilot products have been well received by the market. We experienced triple digit growth in our automotive product line which demonstrates that our products are well-positioned to take advantage of the growing demand for portable navigation devices,” said Dr. Min Kao, CEO of Garmin Ltd. “We look forward to continued success from the popular C-series and I-series during the holiday season, and with a full range of new products at every price point, we hope to continue to penetrate further the rapidly expanding automotive market through the remainder of the year and beyond,” said Dr. Kao. “Aviation sales were also strong during the third quarter due to growth in G1000 cockpit shipments and other panel-mount and portable products. We shipped a total of over 708,000 units in the third quarter of 2005, demonstrating the growing strength of the Garmin brand.”

Revenue for the quarter increased 30 percent to $251.3 million from $193.6 million in the year-ago quarter. Net income increased to $102.5 million, or $0.94 diluted earnings per share, compared to $67.1 million or $0.62 diluted earnings per share in the year-ago quarter. Third quarter net income included a $36.4 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.67 compared to $0.58 in the year-ago quarter.

Consumer revenue for the third quarter totaled $190.7 million – a 31 percent growth compared to the third quarter of 2004. Aviation revenue totaled $60.6 million – a 26 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 708,000 from 540,000 – representing an increase of 31 percent.

Revenue increased across all geographic regions during the third quarter of fiscal 2005 when compared to the year-ago quarter:

•	North America revenue was $163.0 million compared to $134.4 million, up 21 percent.

•	Europe revenue was $75.6 million compared to $49.0 million, up 54 percent.

•	Asia revenue was $12.7 million compared to $10.2 million, up 25 percent.

Revenue year to date increased 31 percent to $708.5 million from $541.6 million in the year-ago period. Net income increased to $224.1 million, or $2.05 diluted earnings per share, compared to $158.1 million or $1.45 diluted earnings per share in the year-ago period. Year to date net income included a $23.8 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $1.88 compared to $1.44 in the year-ago period.

Consumer revenue year to date totaled $538.4 million – a 29 percent growth compared to the same period in 2004. Aviation revenue totaled $170.1 million – a 37 percent increase compared to the year-ago period. Total units sold for the period increased to 1,999,000 from 1,587,000 – representing an increase of 26 percent.

Revenue increased across all geographic regions during the nine months ending September 24, 2005 when compared to the year-ago period:

•	North America revenue was $449.7 million compared to $367.5 million, up 22 percent.

•	Europe revenue was $223.3 million compared to $149.1 million, up 50 percent.

•	Asia revenue was $35.5 million compared to $25.0 million, up 42 percent.

“We are extremely pleased with our financial results year to date, and look forward to continued growth throughout the remainder of the year,” said Kevin Rauckman, chief financial officer of Garmin Ltd. Gross margins were in line with our expectations at 52.6 percent year to date. As expected, inventory build occurred in preparation for seasonal holiday demand, resulting in an increase in dollars of inventory, while days of inventory remained essentially flat. We also generated $81.2 million of free cash flow (defined as operating cash flow less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $700.9 million at the end of the third quarter 2005.” The company believes that free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Fiscal 2005 Outlook / Updated Guidance

Garmin remains committed to expansion of its growing range of products and its ability to serve distributors and customers around the world. The Company has now introduced forty-six new products to the market through the end of September and expects to introduce a total of approximately sixty new products during fiscal year 2005.

Given strong results in the nine months ending September 24, 2005, the Company is updating previous fiscal year guidance. Diluted EPS for fiscal year 2005, excluding effects of foreign currency, is estimated to be in the range of $2.53 to $2.58 on estimated revenues of $1.0 billion to $1.02 billion. Management will continue to provide annual guidance updates and progress reports on a quarterly basis.

Dividend Declaration

As previously announced, the Garmin Board of Directors approved a $0.50/share annual cash dividend payable to shareholders of record on December 1, 2005. This dividend will be paid on December 15, 2005. The payment of future dividends will be at the discretion of the Board of Directors after taking into account various factors including operating results, anticipated needs, plans for acquisition or expansion and tax rates applicable to dividends.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 26, 2005 at 11:00 a.m. Eastern

Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.

Contact:	investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 7195259. An archive of the live webcast will be available until August 26, 2005 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2005, the Company’s expected consumer segment growth rate and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2004 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2004 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share information)

(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Net sales	$251,329	$193,616	$708,477	$541,601

Cost of goods sold	121,877	81,945	335,846	251,160

Gross profit	129,452	111,671	372,631	290,441

Selling, general and administrative expenses	24,180	19,859	77,790	55,902

Research and development expense	20,116	14,695	54,862	43,625

	44,296	34,554	132,652	99,527

Operating income	85,156	77,117	239,979	190,914

Other income(expense) (A)	40,971	6,793	37,011	6,708

Income before income taxes	126,127	83,910	276,990	197,622

Income tax provision	23,637	16,782	52,905	39,523

Net income	$102,490	$67,128	$224,085	$158,099

Net income per share:
Basic	$0.95	$0.62	$2.07	$1.46
Diluted	$0.94	$0.62	$2.05	$1.45

Weighted average common shares outstanding:
Basic	107,845	108,119	108,214	108,159
Diluted	108,930	108,879	109,159	108,989

Dividends declared per share	$0.50	$0.50	$0.50	$0.50

(A)	Includes $36.4 million of foreign currency gains in Q3 2005 and $4.4 million of foreign currency gains in Q3 2004;

includes $23.8 million of foreign currency gains YTD 2005 and $0.5 million of foreign currency gains YTD 2004.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) September 24, 2005
		December 25, 2004
Assets
Current assets:
Cash and cash equivalents	$331,245	$249,909
Marketable securities	36,048	64,367
Accounts receivable, net	151,777	110,119
Inventories	173,198	154,980
Deferred income taxes	47,621	38,527
Prepaid expenses and other current assets	17,834	19,069

Total current assets	757,723	636,971

Property and equipment, net	177,064	171,630

Restricted cash	1,411	1,457
Marketable securities	333,609	257,848
Other assets, net	34,919	49,485

Total assets	$1,304,726	$1,117,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50,210	$53,673
Other accrued expenses	54,237	51,661
Dividends payable	54,000	0
Income taxes payable	63,744	70,933

Total current liabilities	222,191	176,267

Deferred income taxes	14,103	5,267

Stockholders’ equity:
Common stock	1,080	1,084
Additional paid-in capital	88,948	108,949
Retained earnings	985,293	815,209
Accumulated other comprehensive gain/(loss)	(6,889)	10,615

Total stockholders’ equity	1,068,432	935,857

Total liabilities and stockholders’ equity	$1,304,726	$1,117,391

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